Exhibit 99.1

DESCRIPTION OF COMMON STOCK

The paragraphs below describe the common stock of Allegheny Energy, Inc. (the “Company”). The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. The summary is qualified in its entirety by express reference to the provisions of the Company’s Charter and Amended and Restated Bylaws, and the Maryland General Corporation Law (the “MGCL”).

Authorized Capital Stock

The Company’s Charter provides that the Company has authority to issue 260,000,000 shares of common stock, par value $1.25 per share. Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock. The Charter does not authorize the Company to issue preferred stock.

Voting Rights

Holders of Company’s common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The Company’s Charter provides for cumulative voting in the election of directors. This means that for the election of directors, each holder entitled to vote is entitled to as many votes as equals the number of shares of the Company’s common stock held by such holder, multiplied by the number of directors to be elected. A holder may cast all of these votes for a single director or may distribute them among the number of directors to be elected or any two or more of them.

Dividend Rights

As a Maryland corporation and a public utility holding company, the Company is subject to statutory and regulatory limitations on the authorization and payment of dividends. Subject to these restrictions, the Company’s Board of Directors may declare dividends on the Company’s common stock, payable at such times as the Board of Directors may determine, out of legally available retained earnings or net income. Holders of common stock are entitled to receive and share ratably in any dividends.

Liquidation Rights

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of common stock will be entitled to share equally in any of the Company’s assets available for distribution after the payment in full of all debts and distributions.

Preemptive and Other Rights

The holders of common stock are not entitled to preemptive, subscription or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. All issued and outstanding shares of common stock are fully paid and non-assessable.

Transfer Agent

The transfer agent and registrar for the Company’s common stock is BNY Mellon Shareowner Services, although this may change from time to time.

Business Combinations

The Company’s Amended and Restated Bylaws waive certain anti-takeover provisions of the MGCL, although the waiver may be repealed at any time.